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                                                                   EXHIBIT 10.26

                                  TELECT, INC.
                           PERFORMANCE INCENTIVE PLAN
                                   AUGUST 2000

PHILOSOPHY

The purpose of the Performance Incentive Plan (PIP) is to provide incentive compensation to those employees who have a direct impact on corporate and strategic success and to drive performance to higher standards. The PIP supports Telect's strategy and culture by focusing people on business priorities for individuals at higher levels. Individual objectives are established to link with corporate objectives.

The PIP also supports Telect's compensation philosophy of attracting and retaining the best and brightest employees. Incentive opportunities are compared to market to ensure competitiveness.

The Performance Incentive Plan is a discretionary program and may be terminated at any time at the discretion of the Officer Team and/or the Board of Directors.

ELIGIBILITY

The President/CEO, vice presidents and directors are eligible to participate in the PIP. Employees who are classified as Managers and have two or more direct reports are also eligible, as well as individual contributors in salary grade 23 and above. Additional participants may be approved at the discretion of the President/CEO. .

Employees who are on a sales commission are not eligible to participate in the PIP even if they hold a position as a director, manager or individual contributor in salary grade 23 and above. All other employees who do not fall into the categories of positions as stated in the previous paragraph are not eligible to participate in the PIP. This includes temporary employees, interns and contractors/consultants.

DESIGN

The PIP links company performance with individual performance and pays out an incentive on a quarterly basis based on each participant's quarterly base salary. The PIP is designed to offer an upside opportunity with payouts ranging from 100 to 150% of targets. The PIP minimizes subjectivity by directly tying metrics to participant's performance.

OBJECTIVES

Objective setting is an integral part of the PIP and occurs once per year. Participants receive guidance and approval from their managers and individual objectives may be modified as needed on a quarterly basis. The Officer Team sets financial and corporate objectives for the new fiscal year that are approved by the Board of Directors. Each participant is held accountable to these objectives and sets individual objectives that tie to financial and corporate objectives.



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Objectives are established for three categories: 1) Financial, 2) Corporate and
3) Individual.

Financial objectives are based on overall financial measurements such as revenue and net income. Financial objectives are established by the Officer Team and approved by the Board of Directors.

Corporate Objectives are based on yearly goals that require a focused effort to accomplish, such as gross margins, lead times, inventory turns, and customer service. Corporate Objectives are established by the Officer Team and approved by the Board of Directors.

Individual Objectives are established based on their contribution to Financial and Corporate Objectives. Each participant's objectives are to be approved by his or her immediate supervisor and department and/or organizational vice president and reviewed by the Officer Team to ensure fairness and consistency. Participants may be asked to change their objectives based on a comparison of their objectives to other participants. Each participant fills out the PIP Objectives Worksheet that identifies required criteria and approval.

Financial and Corporate Objectives will be paid on the following three tiers: 1) threshold, 2) target and 3) stretch.

        TIER          DEFINITION                                  PAYOUT
        Threshold     Minimum acceptable attainment                100%
        Target        Target of acceptable attainment              125%
        Stretch       Extraordinary achievement                    150%

Quarterly Individual Objectives will be based on a target completion date (usually by the end of the quarter).

Potential percentage payouts of base salary, at threshold as defined above, are as follows:

        Officers                                   35%
        Directors                                  25%
        Managers/Individual Contributors           15%

For payout purposes, each category is weighted depending upon level of responsibility as follows:

                                            FINANCIAL*    CORPORATE*      INDIVIDUAL
        Officers                               50%           25%             25%
        Directors                              40%           30%             30%
        Managers/Individual Contributors       25%           25%             50%

The Officer Team will approve the formula for payout each quarter.


*In the event of an error in calculation, the Officer Team will review the circumstances and take appropriate action at their discretion.


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Employees are eligible to participate in the PIP immediately upon hire. Managers will submit their employees' PIP objectives to HR as of their eligibility date. Payouts will be on a pro-rated basis from their eligibility date. An employee must be a continuous regular full-time employee through the end of the quarter in order to receive a payout for that quarter. A terminated employee does not receive a payout for the quarter in which they terminate unless their termination date is on the last day of the quarter.

SCHEDULE

The PIP schedule will be based on an annual/fiscal year basis.

        Nov/Dec The Officer Team develops Financial Performance and Corporate Objectives for the new year for Board of Directors approval.

        Dec Financial Performance and Corporate Objectives are communicated and individual objectives are established.

        Jan                  The Officer Team approves all objectives.

        Apr/Jul/Oct/Jan      Participants submit their accomplishments against
                             approved objectives.

        May/Aug/Nov/Feb      Results of Financial Performance and Corporate
                             Objectives are communicated and payouts are distributed.

        Dec/Mar/Jun/Sep      Participants submit modifications quarterly to HR
                             with approval from respective VP.




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